UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2008

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

MasterCard Incorporated (the “Company”) announced today that Robert W. Selander, President and Chief Executive Officer, and Gary J. Flood, President, Products and Services (collectively, the “Executives”), entered into pre-arranged stock trading plans to sell a limited amount of the Company’s shares for personal financial management purposes, both designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policies regarding stock transactions (the “10b5-1 Plans”).

The 10b5-1 Plan entered into by Mr. Selander allows for the sale of a maximum of (i) approximately 20,000 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), associated with restricted stock unit awards and (ii) 96,150 shares of Class A common stock underlying stock option awards. The 10b5-1 Plan entered into by Mr. Flood allows for a sale of a maximum of 7,582 shares of Class A common stock underlying stock options. Sales of shares by the Executives pursuant to the 10b5-1 Plans are expected to occur over a ten-month period and provide for sales of specified share amounts at specified market prices, subject to specified limitations. Sales pursuant to the 10b5-1 Plans are expected to begin as early as July 2, 2008 and will terminate no later than May 1, 2009, unless terminated sooner in accordance with the 10b5-1 Plans’ terms.

Both Executives continue to be subject to the Company’s executive stock ownership guidelines until reaching the age of 62, whereby Mr. Selander is encouraged to hold at least six times his base salary in stock and Mr. Flood is encouraged to hold at least four times his base salary in stock. For purposes of the stock ownership guidelines, shares of Class A common stock held directly or indirectly are included; however, not-yet-vested restricted stock, restricted stock units, performance share units and unexercised stock options held by an executive are excluded.

Transactions made under the 10b5-1 Plans will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned 10b5-1 Plans or the plan of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date:	May 6, 2008	By	/S/ Noah J. Hanft
Noah J. Hanft
General Counsel and Corporate Secretary